Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2026
OPERATING RESULTS

•Third quarter net income of $487 million
•Third quarter retail loan and operating lease originations of $13.6 billion
•Earning assets of $126.9 billion at September 30, 2026
•Available liquidity of $28.0 billion at September 30, 2026

FORT WORTH, TEXAS October 20, 2026 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $487 million for the quarter ended September 30, 2026, compared to $589 million for the quarter ended September 30, 2025. Net income for the nine months ended September 30, 2026 was $1.4 billion, compared to $1.6 billion for the nine months ended September 30, 2025.

Retail loan originations were $9.9 billion for the quarter ended September 30, 2026, compared to $10.0 billion for the quarter ended June 30, 2026, and $8.8 billion for the quarter ended September 30, 2025. Retail loan originations for the nine months ended September 30, 2026 were $28.2 billion, compared to $27.9 billion for the nine months ended September 30, 2025. The outstanding balance of retail finance receivables was $76.7 billion at September 30, 2026, compared to $76.1 billion at June 30, 2026 and $75.9 billion at September 30, 2025.

Operating lease originations were $3.7 billion for the quarter ended September 30, 2026, compared to $4.1 billion for the quarter ended June 30, 2026 and $5.0 billion for the quarter ended September 30, 2025. Operating lease originations for the nine months ended September 30, 2026 were $11.9 billion, compared to $15.3 billion for the nine months ended September 30, 2025. Leased vehicles, net was $32.2 billion at September 30, 2026, compared to $32.9 billion at June 30, 2026 and $33.6 billion at September 30, 2025.

The outstanding balance of commercial finance receivables was $18.0 billion at September 30, 2026, compared to $16.5 billion at June 30, 2026 and $17.1 billion at September 30, 2025.

Retail finance receivables 31-60 days delinquent were 2.6% of the portfolio at September 30, 2026 and 2.3% at September 30, 2025. Accounts more than 60 days delinquent were 1.0% of the portfolio at September 30, 2026 and 0.9% at September 30, 2025.

Annualized net charge-offs were 1.6% of average retail finance receivables for the quarter ended September 30, 2026 and 1.2% for the quarter ended September 30, 2025. For the nine months ended September 30, 2026, annualized retail net charge-offs were 1.5%, compared to 1.2% for the nine months ended September 30, 2025.

The Company had total available liquidity of $28.0 billion at September 30, 2026, consisting of $4.7 billion of cash, cash equivalents and marketable debt securities, $19.1 billion of borrowing capacity under secured credit facilities, $1.2 billion of borrowing capacity under committed unsecured credit facilities, $1.0 billion of borrowing capacity under the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity under the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended September 30, 2026 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Finance charge income	$2,062	$2,060	$6,034	$6,132
Leased vehicle income	1,939	1,968	5,893	5,810
Other income	311	309	927	813
Total revenue	4,312	4,337	12,854	12,755
Costs and expenses
Operating expenses	642	545	1,836	1,581
Leased vehicle expenses	1,112	1,101	3,458	3,206
Provision for loan losses	340	244	996	926
Interest expense	1,558	1,651	4,638	4,886
Total costs and expenses	3,651	3,542	10,928	10,599
Equity income (loss)	8	9	35	37
Income (loss) before income taxes	668	804	1,962	2,193
Income tax expense (benefit)	181	215	529	594
Net income (loss)	487	589	1,433	1,598
Less: cumulative dividends on preferred stock	30	30	89	89
Net income (loss) attributable to common shareholder	$458	$560	$1,344	$1,510

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$4,431	$5,826
Finance receivables, net of allowance for loan losses of $2,895 and $2,725	91,780	90,045
Leased vehicles, net	32,244	33,686
Goodwill and intangible assets	1,180	1,177
Equity in net assets of nonconsolidated affiliates	992	1,117
Related party receivables	560	515
Other assets	9,955	8,110
Total assets	$141,141	$140,477
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$49,484	$46,904
Unsecured debt	63,460	67,127
Deferred income	2,206	2,494
Related party payables	226	136
Other liabilities	9,603	8,004
Total liabilities	124,978	124,664
Total shareholders' equity	16,163	15,813
Total liabilities and shareholders' equity	$141,141	$140,477

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2026	2025	2026	2025
Retail finance receivables originations	$9,863	$8,812	$28,163	$27,910
Lease originations	3,721	4,956	11,897	15,338
Total originations	$13,584	$13,768	$40,060	$43,248

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2026	2025	2026	2025
Average retail finance receivables	$76,690	$76,799	$75,824	$77,098
Average commercial finance receivables	17,032	16,589	16,319	17,138
Average finance receivables	93,722	93,388	92,143	94,236
Average leased vehicles, net	32,613	33,377	33,118	32,698
Average earning assets	$126,335	$126,765	$125,262	$126,934

Ending Earning Assets	September 30, 2026	December 31, 2025
Retail finance receivables	$76,651	$75,404
Commercial finance receivables	18,024	17,365
Leased vehicles, net	32,244	33,686
Ending earning assets	$126,919	$126,456

Finance Receivables	September 30, 2026	December 31, 2025
Retail
Retail finance receivables	$76,651	$75,404
Less: allowance for loan losses	(2,826)	(2,656)
Total retail finance receivables, net	73,825	72,748
Commercial
Commercial finance receivables	18,024	17,365
Less: allowance for loan losses	(69)	(68)
Total commercial finance receivables, net	17,955	17,297
Total finance receivables, net	$91,780	$90,045

Allowance for Loan Losses	September 30, 2026	December 31, 2025
Allowance for loan losses as a percentage of retail finance receivables	3.7%	3.5%
Allowance for loan losses as a percentage of commercial finance receivables	0.4%	0.4%

Delinquencies	September 30, 2026	September 30, 2025
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.6%	2.3%
Greater than 60 days	1.0	0.9
Total	3.7%	3.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2026	2025	2026	2025
Charge-offs	$563	$494	$1,639	$1,461
Less: recoveries	(259)	(257)	(810)	(778)
Net charge-offs	$303	$237	$829	$683
Net charge-offs as an annualized percentage of average retail finance receivables	1.6%	1.2%	1.5%	1.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2026	2025	2026	2025
Operating expenses as an annualized percentage of average earning assets	2.0%	1.7%	2.0%	1.7%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com